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                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE


                                                                February 5, 1998

                                  $500,000,000
                            6.95% DEBENTURES DUE 2028
                         OF TIME WARNER COMPANIES, INC.
                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              TIME WARNER INC. AND
                        TURNER BROADCASTING SYSTEM, INC.

Ladies and Gentlemen:

                  We have acted as counsel for Time Warner Companies, Inc., a Delaware corporation ("TWC"), Time Warner Inc., a Delaware corporation ("TWI") and Turner Broadcasting System, Inc., a Georgia corporation ("TBS" and, together with TWI, the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by TWC and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) $500,000,000 aggregate principal amount of TWC's 6.95% Debentures Due 2028 (the "Exchange Debentures") and (ii) the guarantees of the Exchange Debentures by the Guarantors (the "Guarantees"). The Exchange Debentures and the Guarantees will be issued under an Indenture dated as of January 15, 1993, as supplemented from time to time, including the Fifth Supplemental Indenture dated as of January 12, 1998 (as so supplemented, the "Indenture"), among TWC, as issuer, TWI and TBS, as guarantors, and the Chase Manhattan Bank, as trustee (the "Trustee"), in exchange for $500,000,000 aggregate principal amount of 6.95% Debentures Due 2028 (the "Outstanding Debentures"), pursuant to an exchange offer (the "Exchange Offer"). The Outstanding Debentures were originally issued in a transaction exempt from the registration requirements of the Securities Act.

                  In that connection, we have examined originals, or copies certified or otherwise identified to our





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satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including
(a) the Certificate of Incorporation, as amended, of each of TWC, TWI and TBS,
(b) the By-laws, as amended, of each of TWC, TWI and TBS, (c) the Indenture, (d) the form of the Exchange Debentures, (e) the Resolutions of the Board of Directors of each of TWC, TWI and TBS authorizing the registration of the Exchange Debentures and the Guarantees and (f) certain resolutions adopted by the Board of Directors of each of TWC, TWI and TBS.

                  Based on the foregoing, we are of opinion as follows:

                  1. The Indenture has been duly authorized, executed and delivered by each of TWC, the Guarantors and the Trustee. The Indenture constitutes a legal, valid and binding obligation of TWC and the Guarantors, enforceable against TWC and the Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  2. The Exchange Debentures have been duly authorized by TWC and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Outstanding Debentures pursuant to the Exchange Offer, and the Guarantees related thereto will constitute legal, valid and binding obligations of TWC and the Guarantors, respectively, enforceable against TWC and the Guarantors, respectively, in accordance with their respective terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  The opinion set forth in paragraph 1 above is qualified to the extent we have assumed the due execution and delivery of the Indenture by the Trustee pursuant to appropriate corporate authority.

                  We are admitted to practice in the State of New York, and we express no opinion as to matters governed






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by any laws other than the laws of the State of New York, the State of Delaware and the Federal laws of the United States of America. In particular, our opinion set forth above, in so far as it involves matters of law of the State of Georgia, is qualified to the extent we have relied upon the opinion dated February 5, 1998, of Louise S. Sams, Esq., Vice President and General Counsel of TBS (the "Sams Opinion"), a copy of which has been delivered to you, and we have assumed, without independent investigation, the correctness of, and take no responsibility for, the Sams Opinion.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Cravath, Swaine & Moore

Time Warner Companies, Inc.
Time Warner Inc.
Turner Broadcasting System, Inc.
         75 Rockefeller Plaza
                  New York, NY 10019


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